The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated June 13, 2012
Pricing Supplement to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011

US$    ●
Senior Medium-Term Notes, Series B
Buffered Bullish Enhanced Return Notes due December 28, 2014
Linked to a Basket of Exchange Traded Funds

•
The notes are designed for investors who seek a 140% leveraged return based on the appreciation in the value of an equally weighted basket (the “Basket”) consisting of the shares of the iShares® MSCI EAFE Growth Index Fund and the shares of the iShares® MSCI EAFE Value Index Fund (each a “Basket Component”).  Investors should be willing to accept a payment at maturity that is capped at the Maximum Redemption Amount (as defined below), be willing to forgo periodic interest, and be willing to lose 1% of their principal amount for each 1% that the level of the Basket decreases by more than 10% from its level on the Pricing Date.

•	An investor in the notes may lose up to 90% of their principal amount at maturity.

•
The maximum return at maturity will be equal to the product of the Upside Leverage Factor of 140% and the Cap of [20.00%-26.00%] (to be determined on the Pricing Date).  Accordingly, the Maximum Redemption Amount will be [$1,280-$1,364] for each $1,000 in principal amount (a [28.00%-36.40%] return).

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	The offering is expected to price on June 22, 2012 and the notes are expected to settle on or about June 27, 2012.

•	The notes are scheduled to mature on December 28, 2014.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The CUSIP number of the notes is 06366RFH3.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interests)” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 of this pricing supplement, “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and “Risk Factors” section beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$ ●	US$ ●

Total	US$ ●	US$ ●	US$ ●

(1)       In addition to the agent’s commission, the price to the public specified above may include the profit that we would recognize earned by hedging our exposure under the notes. The actual agent’s commission will be set forth in the final pricing supplement.

BMO CAPITAL MARKETS

KEY TERMS OF THE NOTES:

Basket:
The notes are linked to the value of an equally weighted basket consisting of the shares of the iShares® MSCI EAFE Growth Index Fund and the shares of the iShares® MSCI EAFE Value Index Fund. The Basket Components, their respective Weighting Percentages and their Initial Basket Component Prices are indicated in the table below.

Payment at Maturity:
If the Percentage Change is greater than or equal to the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount.

If the Percentage Change is positive but is less than the Cap, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + [Principal Amount × (Percentage Change x Upside Leverage Factor)]

If the Percentage Change is between 0% and -10% inclusive, then the amount that the investors will receive at maturity will equal the principal amount of the notes.

If the Percentage Change is less than -10%, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

Upside Leverage Factor:	140%

Cap:	[20.00%-26.00%], to be determined on the Pricing Date.

Maximum Redemption Amount:	The payment at maturity will not exceed the Maximum Redemption Amount of [$1,280-$1,364] per $1,000 in principal amount of the notes (to be determined on the Pricing Date).

Initial Level:	100

Final Level:	Initial Level x (1 + Percentage Change)

Buffer Level:	90

Initial Basket Component Price:	The closing price of each Basket Component on the Pricing Date. The Initial Basket Component Price of each Basket Component is subject to adjustment as described in the product supplement.

Final Basket Component Price:	The closing price of each Basket Component on the Valuation Date. The Final Basket Component Price of each Basket Component is subject to adjustment as described in the product supplement.

Buffer Percentage:
10%.  Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Basket does not decrease by more than 10%.  If the Final Level is less than the Buffer Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 90% of the principal amount of your notes.

Percentage Change:	The Percentage Change will equal the sum of the Weighted Percentage Change for each Basket Component.

Weighted Percentage Change:	For each Basket Component, a percentage determined as follows:

The Basket:	Basket Components	Bloomberg Ticker	Weighting Percentage	Initial Basket Component Price

	iShares® MSCI EAFE Growth Index Fund	EFG	50.00%	$[●]

	iShares® MSCI EAFE Value Index Fund	EFV	50.00%	$[●]

Pricing Date:	On or about June 22, 2012

Settlement Date:	On or about June 27, 2012, as determined on the Pricing Date.

Valuation Date:	On or about December 24, 2014, as determined on the Pricing Date.

Maturity Date:	On or about December 28, 2014, as determined on the Pricing Date.

Automatic Redemption:	Not applicable.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The Pricing Date and the Settlement Date are subject to change.  The actual Pricing Date, Settlement Date, Valuation Date and Maturity Date for the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or the Basket Components.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•
Your investment in the notes may result in a loss. — You may lose some or substantially all of your investment in the notes. The minimum percentage of your principal that you are entitled to receive under the terms of the notes is only 10%. The payment at maturity will be based on the Final Level, and whether the Final Level of the Basket on the Valuation Date has declined from the Initial Level to a level that is less than the Buffer Level. Accordingly, you could lose up to 90% of the principal amount of your notes.

•
Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Basket. — You will not receive a payment at maturity with a value greater than the Maximum Redemption Amount. This will be the case even if the Percentage Change exceeds the Cap.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Basket Components or securities included in the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Basket and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket or the Basket Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
Owning the notes is not the same as owning the Basket Components or a security directly linked to the performance of the Basket Components. — The return on your notes will not reflect the return you would realize if you actually owned the Basket Components or a security directly linked to the performance of the Basket Components and held that investment for a similar period.  Your notes may trade quite differently from the Basket Components.  Changes in the prices of the Basket Components may not result in comparable changes in the market value of your notes.  Even if the price of the Basket Components increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the Basket Components increases. In addition, any dividends or other distributions paid on the Basket Components will not be reflected in the amount payable on the notes.

•
Any increase in the price of one of the Basket Components may be offset by decreases in the price of the other Basket Components. —  The price of one of the Basket Component may increase while the price of the other Basket Component decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Basket Component may be moderated, or wholly offset, by decreases in the price of the other Basket Component.

•
You will not have any shareholder rights and will have no right to receive any shares of the Basket Components at maturity. — Investing in your notes will not make you a holder of any shares of the Basket Components, or any securities held by the Basket Components.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Basket Components or such other securities.

•
The investment strategies represented by the Basket may not be successful.   The iShares® MSCI EAFE Value Index Fund invests in securities that MSCI classifies as having a “value” style.  The iShares® MSCI EAFE Growth Index Fund invests in securities that MSCI classifies as having a “growth” style.  Securities classified in the value style may not appreciate over the term of the notes, and may decrease in value.  Securities classified in the growth style may have a greater degree of volatility than other securities, which could cause the price of the iShares® MSCI EAFE Growth Index Fund to decrease over the term of the notes.  Accordingly, the strategies represented by an investment in the notes may not be successful, and your investment in the notes could result in a loss.  An investment in the notes could also result in a gain that is less than that of an investment linked to the MSCI EAFE Index as a whole, or to an exchange traded fund linked to that index.

•
Changes that affect the MSCI EAFE Growth Index and the MSCI EAFE Value Index will affect the market value of the notes and the amount you will receive at maturity. — The policies of MSCI Inc. (“MSCI”), the sponsor of the MSCI EAFE Growth Index and the MSCI EAFE Value Index (each an “Underlying Index and collectively the “Underlying Indices”), concerning the calculation of the Underlying Indices, additions, deletions or substitutions of the components of the Underlying Indices and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Indices and, therefore, could affect the share price of the Basket Components, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if MSCI changes these policies, for example, by changing the manner in which it calculates one or both of the Underlying Indices, or if MSCI discontinues or suspends the calculation or publication of one or both of the Underlying Indices.

•
An investment in the notes is subject to risks associated with foreign securities markets. — The Underlying Indices track the value of certain foreign equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the Underlying Indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
The Basket Components are therefore subject to foreign currency exchange rate risk. — The share price of each Basket Component will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Basket Components are traded.  Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Basket Components are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If, the dollar strengthens against these currencies, the net asset value of the Basket Components will be adversely affected and the price of the Basket Components may decrease.

•
We have no affiliation with MSCI and will not be responsible for any actions taken by MSCI. — MSCI is not an affiliate of ours or will not be involved in any offerings of the notes in any way.  Consequently, we have no control over the actions of MSCI, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  MSCI has no obligation of any sort with respect to the notes.  Thus, MSCI has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to MSCI.

•
Adjustments to the Basket Components could adversely affect the notes. — BlackRock Institutional Trust Company, N.A. (“BTC”), as the sponsor of the Basket Components, is responsible for calculating and maintaining the Basket Components. BTC can add, delete or substitute the stocks comprising one or both of the Basket Components or make other methodological changes that could change the share price of one or both of the Basket Components at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

•
We and our affiliates generally do not have any affiliation with the investment advisor of the Basket Components and are not responsible for its public disclosure of information. — BlackRock Fund Advisors (“BFA”), as the investment advisor of the Basket Components, advises the Basket Components on various matters including matters relating to the policies, maintenance and calculation of the Basket Components. We and our affiliates are not affiliated with BFA in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Basket Components. BFA is not involved in any offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to one or both of the Basket Components that might affect the value of the notes.  Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about BFA or the Basket Components contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the Basket Components.

•
The correlation between the performance of the Basket Components and the performance of the Underlying Indices may be imperfect. — The performance of the Basket Components is linked principally to the performance of the Underlying Indices. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Basket Components may correlate imperfectly with the return on the Underlying Indices.

•
The Basket Components are subject to management risks. — The Basket Components are subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Basket Components’ assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Basket Component track the relevant industry or sector.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•
Hedging and trading activities.  — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the Basket Components, or futures or options relating to the Basket Components, or other derivative instruments with returns linked or related to changes in the performance of the Basket Components.  We or our affiliates may also engage in trading relating to the Basket Components from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the prices of the Basket Components and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in the notes.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on the Initial Level of 100, a Buffer Percentage of 10% (the Buffer Level is 90), an Upside Leverage Factor of 140%, a hypothetical Cap of 23.00%, the midpoint of the Cap range of 20.00% to 26.00% (a percentage change in the level of the Basket of 23.00% results in a maximum return on the notes of 32.20%), and a hypothetical Maximum Redemption Amount of $1,322.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Hypothetical Final Level	Percentage Change	Return on the Notes
0.00	-100.00%	-90.00%
50.00	-50.00%	-40.00%
75.00	-25.00%	-15.00%
80.00	-20.00%	-10.00%
90.00	-10.00%	0.00%
100.00	0.00%	0.00%
105.00	5.00%	7.00%
110.00	10.00%	14.00%
120.00	20.00%	28.00%
123.00	23.00%	32.20%
140.00	40.00%	32.20%
150.00	50.00%	32.20%
175.00	75.00%	32.20%
200.00	100.00%	32.20%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket decreases from the Initial Level of 100.00 to a Final Level of 50.00, representing a Percentage Change of -50%.  Because the Percentage Change is negative and the Final Level of 50.00 is less than the Initial Level by more than the Buffer Percentage of 10%, the investor receives a payment at maturity of $600 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (-50% + 10%)] = $600

Example 2: The level of the Basket decreases from the Initial Level of 100.00 to a Final Level of 95.00, representing a Percentage Change of -5%.  Although the Percentage Change is negative, because the Final Level of 95.00 is less than the Initial Level by not more than the Buffer Percentage of 10%, the investor receives a payment at maturity of 1,000 per $1,000 in principal amount of the notes.

Example 3: The level of the Basket increases from the Initial Level of 100.00 to a Final Level of 105.00, representing a Percentage Change of 5%.  Because the Final Level of 105.00 is greater than the Initial Level and the Percentage Change of 5% does not exceed the Cap, the investor receives a payment at maturity of $1,070 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + [$1,000 x (5% x 140%)] = $1,070

Example 4: The level of the Basket increases from the Initial Level of 100.00 to a Final Level of 130.00, representing a Percentage Change of 30%.  Because the Final Level of 130.00 is greater than the Initial Level and the Percentage Change of 30% exceeds the Cap, the investor receives a payment at maturity of $1,322 per $1,000 in principal amount of the notes, the Maximum Redemption Amount.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers that are unaffiliated with us and that will sell them. BMOCM may pay placement fees to other unaffiliated broker-dealers of up to 1.00%, or $10.00 per $1,000 principal amount of the notes, of which such broker-dealer may reallow up to 0.60%, or $6.00 per $1,000 principal amount to certain other broker-dealers that are unaffiliated with us.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the Basket or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM, or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

The Basket Components

We have derived the following information from publicly available documents published by BTC, and we have not independently verified this information. We are not affiliated with the Basket Components and the Basket Components will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Basket Components or securities in either Underlying Index. Neither we nor BMOCM participated in the preparation of the publicly available documents described below. Neither we nor BMOCM has made any due diligence inquiry with respect to the Basket Components in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the Basket Components have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value of the Basket Components on the Valuation Date and therefore could affect the Payment at Maturity.

iShares consists of numerous separate investment portfolios, including the Basket Components. The Basket Components seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the applicable Underlying Index. The Basket Components each typically earn income dividends from securities included in the applicable Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Basket Components’ shareholders as “ordinary income.” In addition, the Basket Components each realize capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the price of the Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from the Basket Components or any equivalent payments.

The selection of the Basket Components is not a recommendation to buy or sell the Basket Components. Neither we nor any of our affiliates make any representation to you as to the performance of the Basket Components.

The iShares® MSCI EAFE Growth Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, the MSCI EAFE Growth Index.  The iShares® MSCI EAFE Value Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, the MSCI EAFE Value Index.  Each Basket Component uses a representative sampling strategy to manage its holdings.  Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the applicable Underlying Index.  Each Basket Component generally invests at least 90% of its assets in securities of the applicable Underlying Index and in depositary receipts representing those securities.  Each Basket Component may invest the remainder of its assets in securities not included in the applicable Underlying Index, but which BFA believes will help the applicable fund track the applicable Underlying Index, and in other investments, including futures contracts, options on futures contracts and swaps, as well as cash and cash equivalents.

As of June 8, 2012, the iShares® MSCI EAFE Value Index Fund held securities of approximately 498 companies, and the iShares® MSCI EAFE Growth Index Fund held securities of approximately 535 companies.

Each of the Basket Components trades on the NYSE Arca.

“iShares®” is a registered mark of BTC.  BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the Basket Components.

The Underlying Indices

We have derived all information contained in this pricing supplement regarding the Underlying Indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. The information reflects the policies of, and is subject to change by, MSCI. MSCI, which owns the copyright and all other rights to the Underlying Indices, has no obligation to continue to publish, and may discontinue publication of, the Underlying Indices. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of either Underlying Index or any successor index.

Each of the Underlying Indices is a subset of the MSCI EAFE Index.  The MSCI EAFE Index is intended to reflect the equity market performance in developed market countries, excluding the U.S. and Canada.  The MSCI EAFE Index is a part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The MSCI EAFE Growth Index

The MSCI EAFE Growth Index represents approximately 50% of the free float-adjusted market capitalization of the MSCI EAFE Index and consists of those securities classified by MSCI as “growth style.” Securities classified as “growth style” generally have higher forecasted earnings growth rates, lower book value to price ratios, lower forward earning to price ratios and lower dividend yields, as compared to securities representing MSCI’s value style. The MSCI EAFE Growth Index is calculated daily in U.S. dollars. As of June 8, 2012, the five largest country weights were United Kingdom (24.37%), Japan (21.57%), Switzerland (9.87%), Australia (8.55%), and Germany (7.60%), and the five largest sector weights were Consumer Staples (20.89%), Industrials (15.54%), Consumer Discretionary (14.41%), Materials (13.05%), and Health Care (11.31%).

The MSCI EAFE Value Index

The MSCI EAFE Value Index represents approximately 50% of the free float-adjusted market capitalization of the MSCI EAFE Index and consists of those securities classified by MSCI as “value style.” Securities classified as “value style” generally have higher book value-to-price ratios, higher forward earnings-to-price ratios, higher dividend yields and lower forecasted growth rates, compared to MSCI’s growth style. As of June 8, 2012, the five largest country weights were United Kingdom (22.08%), Japan (21.02%), France (9.70%), Australia (8.79%), and Germany (8.08%), and the five largest sector weights were Financials (35.76%), Energy (11.16%), Industrials (9.35%), Health Care (8.69%), and Utilities (6.71%).

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology, as described in more detail below.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The MSCI Global Investable Market Value and Growth Indices

The MSCI Global Investable Market Value and Growth Indices are constructed from the constituents of the MSCI Global Investable Market Indices on a country-by-country basis for each of the countries included in the MSCI All Country World Index, except DM Europe, which is constructed on a regional basis. The objective of the MSCI Global Investable Market Value and Growth Indices is to divide constituents of an underlying market capitalization index into a value index and a growth index. It is possible for a security to be included in both an MSCI “growth” and an MSCI “value” index.  Construction of the value and growth indices for each country index involves the following steps:

•	determining the values of the variables used to specify value and growth characteristics for each security;

•	calculating the z-scores of each variable for each security – MSCI uses the z-scores to assign securities to its value and/or growth index;

•	aggregating the style of z-scores for each security to determine its overall style characteristic;

•	assigning initial styles inclusion factors for each country; and

•	achieving the 50% free float-adjusted market capitalization target by allocating securities to the value and growth indices after applying certain buffer rules.

The value style characteristics for index construction are defined using the following three variables, each as determined according MSCI’s rules:

•	book value to price ratio;

•	12-month forward earnings to price ratio; and

•	dividend yield.

The growth investment style characteristics for index construction are defined using the following five variables, each as determined according MSCI’s rules:

•	long-term forward earnings per share growth rate;

•	short-term forward earnings-per-share (“EPS”) growth rate;

•	current internal growth rate;

•	long-term historical EPS growth trend; and

•	long-term historical sales per share growth trend.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI EAFE Growth Index, the MSCI EAFE Value Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE Growth Index, the MSCI EAFE Value Index, or any data included in these indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE Growth Index and the MSCI EAFE Value Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE Growth Index and the MSCI EAFE Value Index, or the manner in which these indices are applied in determining the amount payable on the notes at maturity.

Historical Performance of the iShares® MSCI EAFE Growth Index Fund

The following table sets forth the quarter-end high and low closing prices for this Basket Component from the first quarter of 2008 through June 8, 2012.

The historical prices of this Basket Component are provided for informational purposes only.  You should not take the historical prices of this Basket Component as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the iShares® MSCI EAFE Growth Index Fund

		High ($)	Low ($)

2008	First Quarter	77.55	67.84
	Second Quarter	79.20	70.17
	Third Quarter	69.84	53.85
	Fourth Quarter	56.30	36.34

2009	First Quarter	45.95	33.48
	Second Quarter	48.75	39.27
	Third Quarter	54.68	44.38
	Fourth Quarter	56.62	51.58

2010	First Quarter	57.85	50.65
	Second Quarter	58.41	47.45
	Third Quarter	57.19	48.58
	Fourth Quarter	61.63	56.57

2011	First Quarter	63.61	57.06
	Second Quarter	66.34	59.96
	Third Quarter	63.87	49.54
	Fourth Quarter	58.14	48.57

2012	First Quarter	59.19	52.01
	Second Quarter (through June 8, 2012)	59.44	50.14

Historical Performance of the iShares® MSCI EAFE Value Index Fund

The following table sets forth the quarter-end high and low closing prices for this Basket Component from the first quarter of 2008 through June 8, 2012.

The historical prices of this Basket Component are provided for informational purposes only.  You should not take the historical prices of this Basket Component as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the iShares® MSCI EAFE Value Index Fund

		High ($)	Low ($)

2008	First Quarter	72.06	61.98
	Second Quarter	70.99	60.57
	Third Quarter	61.03	47.36
	Fourth Quarter	50.50	32.22

2009	First Quarter	41.11	27.18
	Second Quarter	45.38	34.26
	Third Quarter	52.12	40.04
	Fourth Quarter	53.38	49.08

2010	First Quarter	53.06	45.89
	Second Quarter	52.88	41.23
	Third Quarter	49.18	41.82
	Fourth Quarter	52.63	47.34

2011	First Quarter	55.29	48.94
	Second Quarter	56.11	49.50
	Third Quarter	52.88	39.95
	Fourth Quarter	48.27	40.03

2012	First Quarter	48.05	42.15
	Second Quarter (through June 8, 2012)	47.44	39.28